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                                                               EXHIBIT (a)(1)(E)

                               MICROSEMI'S RECEIPT

               MICROSEMI CORPORATION - STOCK OPTION EXCHANGE OFFER

This email confirms our receipt of your Acknowledgement and Election Form, which sets forth your election to cancel and exchange one or more of your Eligible
Option Grants pursuant to the Microsemi Stock Option Exchange Program. This email does not serve as a formal acceptance by Microsemi of the Eligible Option
Grants designated on your Acknowledgement and Election Form for exchange.
However, delivery of your Acknowledgement and Election Form does serve as a confirmation to Microsemi that you also agree to cancel any options granted to you after April 30, 2002, regardless of the price and regardless of whether you have included this grant information in the Acknowledgement and Election Form.
The procedure for acceptance of Eligible Option Grants for exchange is described in the Offer to Exchange previously made available to you and available for download at http://www.microsemi.com/exchangeoffer11012002.

According to your most recently submitted Acknowledgement and Election Form, you have elected to cancel and exchange the following Eligible Option Grants for Replacement Options pursuant to the Offer to Exchange:

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  Grant     Original Option   Exercise     Remaining Options    Eligibility     Recorded Status:
  Date      Grant Amount      Price        Outstanding          Status of the   Accept or
            (in Shares)                    (in Shares)          Option Grant    Decline
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
----------------------------------------------------------------------------------------------------

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

The cancelled and exchanged Eligible Option Grants will be reflected on your stock option account as cancelled, and represent your right to receive Replacement Options subject to the terms and conditions of the Offer to Exchange. Please note that you will not have the right to exercise all or any part of the Eligible Option Grants reflected as cancelled after the date of your Acknowledgement and Election Form unless you later validly withdraw or change your election as described below, or we later reject your election in accordance with the Offer to Exchange.

Your election to exchange your Eligible Option Grants may be withdrawn or changed by completing and delivering a new Acknowledgement and Election Form to David R. Sonksen, Secretary of Microsemi, located at 2381 Morse Ave., Irvine, CA 92614, via (1) facsimile at 1-866-803-2718, or if you cannot fax it, then by (2) personal delivery through first class registered or certified U.S. mail, Federal Express or other comparable courier service, before 5 o'clock p.m., U.S. Pacific Standard Time on December 6, 2002, the Expiration Date of the Offer to Exchange. Additional copies of your Acknowledgement and Election Form along with instructions for completing and delivering the form can be obtained by contacting Microsemi by email at ExchangeOfferElectionForms@microsemi.com or by facsimile to 1-866-803-2718. Please do not respond to this email. You may contact Microsemi with questions about the Offer to Exchange by email at ExchangeOfferQuestions@microsemi.com or by facsimile to 1-866-804-2705.

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